Exhibit 10.54

HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
NOTICE OF GRANT OF CASH AWARD
(Employee)

Pursuant to the terms and conditions of the Holly Energy Partners, L.P. Long-Term Incentive Plan, as amended (the “Plan”) and the associated Cash Award Agreement (Employee) which has been made separately available to you (your “Agreement”), you are hereby issued a Cash Award, subject to certain restrictions thereon and under the conditions set forth in this Notice of Grant of Cash Award (the “Notice”), in the Agreement and in the Plan (the “Award”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or in your Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Plan by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hfsinclair.com or 214.954.6530.

Grantee:                ____________
Date of Grant:                _____________ __, 2022 (the “Date of Grant”)
Aggregate Value of Cash Award:    ____________

Vesting Schedule:
The restrictions on the Award granted pursuant to the Agreement will expire and portion of the Award will vest according to the following schedule (or on the first business day thereafter if the date below falls on a weekend) (each such date, a “Regular Vesting Date”); provided, that (except as otherwise provided in Section 5 of your Agreement) you remain in the employ of the Company or its subsidiaries continuously from the Date of Grant through such Regular Vesting Dates (as determined under the Agreement). The period that begins on the Date of Grant and ends on the last Regular Vesting Date will be referred to as your “Service Period.”

On Each of the Following Regular Vesting Dates	Cumulative Portion of Award that will become Vested
December 1, 2023	One-third
December 1, 2024	One-third
December 1, 2025	One-third

Except as otherwise provided in Section 5 of your Agreement and except to the minimum extent required by any applicable employment standards legislation (if applicable) or other applicable law, any portion of the

US 9319327v.2

Award that has not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its subsidiaries for any reason.
The cash payment you receive upon settlement will be taxable to you in the amount of cash that you receive on the date of settlement. By receipt or acceptance of the Award you acknowledge and agree (a) that you are not relying on any written or oral statement or representation by the Company, its affiliates, Holly Energy Partners, L.P., or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice and the Agreement and your receipt, holding and vesting of the Award, (b) that in accepting the Award you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, (c) to comply with the terms and conditions of the Award and the Agreement, including, but not limited to the covenants set forth in Section 22 of the Agreement, and in the Plan, and (d) that a copy of the Agreement and the Plan has been made available to you. In addition, you consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under any current or future equity or other benefit plan of the Company (the “Company’s Equity Plans”). This consent shall be effective for the entire time that you are a participant in a Company Equity Plan. By receiving or accepting the Award you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice and the Agreement and your receipt, holding and the vesting of the Award. By asserting any rights with respect to, or accepting any payments under, the Plan and the Agreement, you will be deemed to have understood and agreed to the terms and conditions of the Plan and the Agreement.
Holly Logistic Services, L.L.C.

________________________________________________
Michael C. Jennings, Chief Executive Officer and President

US 9319327v.2

Appendix A

US 9319327v.2